UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person

    Sven B. Karlen, Jr.
    Two International Place, 24th Floor
    Boston, MA 02110

2.  Date of Event Requiring Statement (Month/Day/Year)

    12/13/96

3.  IRS Number of Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    ELXSI Corporation
    ELXSI

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other
    (specify below) ( )

6.  If Amendment, Date of Original (Month/Day/Year)



7.  Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


     Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security 2. Amount of    3. Ownership     4. Nature of Indirect
                        Securities      Form:            Beneficial Ownership
                        Beneficially    Direct(D) or
                        Owned           Indirect(I)

   Common Stock         4,792,355(1)    (I)              General partner of
                                                         investment
                                                         partnership and
                                                         investment manager of
                                                         managed accounts

            Table II -- Derivative Securities Beneficially Owned

1.Title of     2.Date Exer-    3.Title and Amount     4. Conver-      5. Ownership     6. Nature of
  Derivative     cisable and     of Securities           sion or         Form of          Indirect
  Security       Expiration      Underlying              Exercise        Derivative       Beneficial
                 Date            Derivative Security     Price of        Security:
                 Ownership
                 (Month/Day/      ---------------        Deri-           Direct(D) or
                 Year)           Title   Amount or       vative          Indirect (I)
               ---------------           Number of       Security
               Date    Expira-           Shares
               Exer-   tion
               cisable Date


NOT APPLICABLE



Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

SIGNATURE OF REPORTING PERSON


    /s/ Sven B. Karlen, Jr.
    ___________________________
        Sven B. Karlen, Jr.

DATE

November 19, 1998









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